FOR IMMEDIATE RELEASE

VIRGINIA NATIONAL BANKSHARES CORPORATION REPORTS
THIRD QUARTER EARNINGS

Charlottesville, VA October 30, 2014– Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”), today reported third quarter 2014 net income of $382 thousand or $0.14 per diluted share. This represents a 14.2% decrease compared to net income of $445 thousand or $0.16 per diluted share recognized during the previous quarter. Net income for the nine month period ended September 30, 2014 was $1.3 million and earnings per share was $0.49.

“During the quarter we announced a stock repurchase plan as part of several ongoing initiatives designed to deploy our capital and create further value for our shareholders. We are also pleased with the initial results of a previously announced revenue enhancement strategy implemented late in the third quarter. This is designed to improve and further diversify our revenue stream, which has been a long-standing cornerstone of VNB’s strategy.” said Glenn W. Rust, President and Chief Executive Officer. “ We did realize a modest contraction in gross loans at quarter-end due to continued pay-offs associated with deleveraging within our market and softer loan demand, however, outstanding loan balances have subsequently returned to June 30 levels. We have both tactical and strategic actions underway to address the loan contraction experienced during 2014, and we are seeing improvement in our loan pipeline. We look forward to reaping the rewards of these actions as we close out 2014.”

Third Quarter 2014 Highlights

  Nonperforming asset levels contracted $867 thousand on a sequential quarter basis and $1.9 million compared to the same quarter in the prior year.

  No provision for loan losses was recorded during the quarter as asset quality remains excellent and continues to trend upward.

  An initiative to align our fees better with in-market peers has begun to have a positive impact on noninterest income.

  Annualized net charge-offs as a percentage of total loans receivable amounted to 0.09% for the third quarter of 2014, down from 0.13% realized for both the second quarter of 2014 and the third quarter last year.

  A stock repurchase program was established to provide a tax advantageous avenue to create value for our shareholders.

Net Interest Income Remains Stable - Margin Contracts

The third quarter tax-equivalent net interest margin was 3.02%, down 6 basis points from 3.08% for the second quarter of 2014. This contraction was driven by a shift in the earning asset mix as average loans declined $2.4 million during the quarter while average combined balances in lower yielding investment securities, fed funds and other interest bearing deposits expanded by $7.8 million. The cost of interest bearing liabilities remained stable at 30 basis points compared to the prior quarter. Net interest income amounted to $3.6 million in the third quarter of 2014 or essentially flat both sequentially and when compared to the third quarter of 2013. The quarter-to-quarter stability in net interest income is a result of a $5.4 million increase in total earning assets which was offset by the shift in asset mix and resulting margin compression.

The Company continually seeks loan opportunities to leverage its low cost of funds, however, slight downward pressure on net interest margin through the remainder of 2014 is expected due to repricing within the loan portfolio and deleveraging within our footprint. Gross loan production of $8.5 million during the third quarter was down from the previous quarter due to softer loan demand and was more than offset by accelerated curtailments during the period. Early in the fourth quarter, management purchased participations in two commercial and industrial loans totaling $6.0 million in order to supplement organic loan growth and anticipates additional transactions will take place during the fourth quarter. Loan purchase transactions and indirect lending opportunities will be utilized to help normalize our loan to deposit ratio and support earnings until the deleveraging and soft loan demand within our markets subsides. Additionally, the expansion of our footprint into Warrenton has been proven to be successful in adding to our current pipeline.

Noninterest Income Mix Shifts

Non-interest income for the third quarter of 2014 was $1.2 million, or basically unchanged from the second quarter of 2014. Other income increased $34 thousand or 21.0% on a sequential basis largely due to a previously announced fee restructure initiative and mortgage revenues generated from our entry into the secondary mortgage space. The Company realized a total of $31 thousand in additional pretax revenues associated with increased fees implemented late in the third quarter. Management expects the full effect of the increased fees to be realized during the fourth quarter of 2014 and estimates an increase of $450 thousand or more on an annual pretax basis going forward. The impact of all of the revenue enhancement and expense reduction initiatives commenced during the third quarter, including the fee increases, additional loan revenue and expense reductions, is projected to be in excess of $1.8 million annually on a pretax basis. Customer service fees were down $7 thousand compared to the prior quarter due to lower volumes from nonsufficient funds and returned check charges. Debit card and ATM fees remained stable on a linked quarter basis.

Trust revenue contracted 5.1% over the prior quarter due to lower fee realization. The related assets under management totaled $492 million at September 30, 2014. This compares to assets under management totaling $509 million at June 30, 2014. This contraction was driven by a combination of expected account transfers associated with the restructuring of the segment and normal account distributions as well as downward market fluctuations.

Noninterest Expense Contracts Slightly

Non-interest expense for the third quarter of 2014 was $4.3 million or down slightly compared to the second quarter of 2014. Other expense contracted $28 thousand or 2.1% on a sequential basis largely as a result of a cost savings initiative that reduced outsourced consulting fees. Salaries and employee benefits, net occupancy and equipment expense all remained consistent with the previous quarter. Other noninterest expense contracted $28 thousand or 2.1% from the previous quarter due to a reduction in other real estate owned losses and carrying costs of $73 thousand, which were offset by increased marketing and postage costs.

The efficiency ratio was 89.15% for the third quarter of 2014, compared to 89.75% for the second quarter of 2014 and 74.42% for the same quarter in 2013. Performance fee revenues within our wealth management segment, if any, must be recognized late in the fourth quarter, while much of the associated personnel expense is currently recognizable evenly throughout the year. This revenue is contingent upon the returns of a performance fee strategy and, if recognizable, may cause our efficiency ratio to appear less favorable during the first three quarters of the year due to the required mismatch of contingent revenues and currently recognizable expenses within this segment. The fee restructure and the loan purchase initiatives previously discussed are designed to provide more consistency to the revenue stream throughout the year and improve efficiency in the coming quarters.

Excellent Asset Quality Continues to Improve

Nonperforming asset levels contracted $867 thousand or 31.6% on a sequential quarter basis and $1.9 million or 35.9% compared to the same quarter in the prior year. Improvement was noted in both nonaccrual loan and other real estate owned balances. Nonaccrual loans remained low and totaled $369 thousand at September 30, 2014, down $126 thousand or 25.5% compared to $495 thousand at June 30, 2014 and down $6 thousand or 1.6% compared to $375 thousand at September 30, 2013. Most of the contraction in nonperforming assets was related to other real estate owned, which totaled $1.5 million at September 30, 2014, down $741 thousand or 33.0% compared to $2.2 million at June 30, 2014 and down $1.1 million or 40.9% compared to $2.6 million at September 30, 2013. The reduction in other real estate owned stemmed from one property totaling $740 thousand being sold during the quarter with no additional write-down. There were no additions to other real estate owned during the quarter.

Net loan charge-offs for the third quarter of 2014 totaled $63 thousand, down on a linked quarter basis from $98 thousand realized during the second quarter. No provision for loan losses was recorded during the third quarter of 2014. This compares to a recovery of provision totaling $118 thousand during the previous quarter. The recovery of provision recognized during the first nine months of 2014 is reflective of the continued improvement in the underlying credit quality metrics used in measuring inherent risk within the loan portfolio along with the contraction noted in gross loans.

The allowance for loan losses as a percentage of non-performing loans was 838.5% at September 30, 2014, indicating strong coverage, consistent with the 637.8% at June 30, 2014. The net charge-offs of $63 thousand combined with no provisioning for the quarter resulted in an allowance for loan losses of $3.1 million at September 30, 2014, or down $63 thousand or 2.0% from June 30, 2014. The allowance as a percentage of total loans was 1.07% at September 30, 2014, compared to 1.08% at June 30, 2014 and 1.16% at September 30, 2013.

Balance Sheet Trends

Gross loans outstanding at September 30, 2014 totaled $289.6 million, down $2.7 million or 0.9% compared to $292.3 million at June 30, 2014 and down $7.9 million or 2.7% compared to $297.5 million at September 30, 2013. Average gross loans for the third quarter of 2014 totaled $290.2 million, down $2.4 million or 0.8% when compared to $292.6 million during the second quarter of 2014. This sequential contraction in average loan balances is primarily due to an elevated level of larger balance loan pay-offs. While average loan balances contracted on a net basis from the previous quarter, $8.5 million in new loan volume was produced during the quarter.

Total assets at September 30, 2014 were $508.0 million, a slight increase of $1.1 million or 0.2% from the $506.9 million reported at June 30, 2014 and an increase of $24.1 million or 5.0% from the $483.9 million reported at September 30, 2013.

The year-over-year net growth in assets was funded by increased demand deposits and securities sold under agreements to repurchase, as all core deposit categories expanded while time deposits contracted $6.2 million. Deposits and repurchase agreement sweep balances totaled $446.6 million at September 30, 2014, or up slightly from the $445.9 million at June 30, 2014, and up $17.3 million or 4.0% from the $429.3 million at September 30, 2013.

Strong Capital Levels Support Long-Term Strategies

Total shareholders’ equity was $60.1 million at September 30, 2014, up slightly compared to $59.8 million at June 30, 2014, and up $6.4 million or 11.9% compared to $53.7 million at September 30, 2013. During the quarter, dividends of $202 thousand were paid and net income of $180 thousand or 47.1% was retained. The accumulated other comprehensive loss decreased $52 thousand during the period due to a slight contraction in long-term interest rates. Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks. The Tier 1 Leverage Ratio of the Company was 11.77% at September 30, 2014 as compared to 11.81% at June 30, 2014 and 11.22% at September 30, 2013. Total Risk-based Capital Ratio was 18.72% at September 30, 2014 as compared to 18.76% at June 30, 2014 and 16.33% at September 30, 2013. The book value per share at September 30, 2014 was $22.28.

During the quarter, the Company announced a stock repurchase program authorizing management to repurchase up to 400,000 shares of the Company’s common stock. This action was taken in order to provide a tax advantageous avenue to return cash to our shareholders, add liquidity to our stock, reduce excess capital, provide earnings per share accretion and offset the dilution from any future acquisitions. Management continues to evaluate bank and nonbank strategic opportunities, dividend levels and balance sheet risk in order to appropriately leverage the capital base and maximize shareholder value over the long term.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”).

The Bank has four banking offices in Charlottesville, two in Winchester and one in Orange, Virginia. The Bank serves the needs of owner-operated businesses and individuals in the City of Charlottesville, Albemarle County, Orange County, the City of Winchester, and the contiguous counties in Virginia. The Bank offers a full range of banking and related financial services, including checking accounts, NOW accounts, money market deposit accounts, certificates of deposit, individual retirement accounts, online banking, treasury and cash management, personal and business card services, merchant card services, and commercial and consumer loans, as well as retail brokerage and insurance services. Investment management and trust services are offered through VNB Wealth Management, a trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK”. Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,”, “project”, “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in national and local economies, employment or market conditions; changes in interest rates, deposits, loan demand, and asset quality; competition; changes in banking regulations and accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2013 with the Securities and Exchange Commission on March 27, 2014. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

(UNAUDITED)

	September 30, 2014	September 30, 2013
ASSETS
Cash and due from banks	$14,505	$11,104
Federal funds sold	33,912	21,782
Securities:
Available for sale, at fair value	142,627	125,275
Restricted securities, at cost	1,501	1,645
Total securities	144,128	126,920
Total loans	289,621	297,544
Allowance for loan losses	(3,094)	(3,454)
Total loans, net	286,527	294,090
Premises and equipment, net	9,513	9,967
Other real estate owned, net of valuation allowance	1,507	2,550
Bank owned life insurance	12,923	12,486
Accrued interest receivable and other assets	4,996	5,042
Total assets	$508,011	$483,941
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$140,037	$128,596
Interest-bearing	81,282	77,567
Money market deposit accounts	91,119	85,085
Certificates of deposit and other time deposits	120,092	126,310
Total deposits	432,530	417,558
Securities sold under agreements to repurchase	14,102	11,697
Accrued interest payable and other liabilities	1,238	963
Total liabilities	447,870	430,218
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000
shares authorized, no shares outstanding	-	-
Common stock, $2.50 par value, 10,000,000
shares authorized; 2,699,836 and 2,690,220
issued and outstanding at September 30, 2014 and
September 30, 2013, respectively (including 288
and 575 non-vested shares at September 30, 2014
and September 30, 2013, respectively)	6,749	6,724
Capital surplus	28,121	27,893
Retained earnings	25,542	20,264
Accumulated other comprehensive loss	(271)	(1,158)
Total shareholders' equity	60,141	53,723
Total liabilities and shareholders' equity	$508,011	$483,941

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(UNAUDITED)

	For the three months ended		For the nine months ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Interest and dividend income:
Loans, including fees	$3,100	$3,257	$9,396	$9,777
Federal funds sold	23	18	64	55
Investment securities:
Taxable	545	459	1,595	1,346
Tax exempt	118	114	358	330
Dividends	20	19	62	58
Other	6	4	12	10
Total interest and dividend income	3,812	3,871	11,487	11,576

Demand and savings deposits	53	52	152	171
Certificates and other time deposits	173	180	511	578
Securities sold under agreements to repurchase	9	7	27	10
Total interest expense	235	239	690	759
Net interest income	3,577	3,632	10,797	10,817
(Recovery of) provision for loan losses	-	-	(118)	265
Net interest income after provision for
(recovery of) loan losses	3,577	3,632	10,915	10,552

Noninterest income:
Trust income	444	756	1,404	2,168
Customer service fees	217	231	656	695
Debit/credit card and ATM fees	186	188	543	543
Earnings/increase in value of bank owned
life insurance	112	114	328	336
Gains on sales of securities	-	34	16	50
Other	196	152	435	295
Total noninterest income	1,155	1,475	3,382	4,087

Noninterest expense:
Salaries and employee benefits	2,357	2,004	6,949	6,013
Net occupancy	495	510	1,478	1,532
Equipment	126	133	393	465
Other	1,278	1,170	3,875	3,505
Total noninterest expense	4,256	3,817	12,695	11,515

Income before income taxes	476	1,290	1,602	3,124
Provision for income taxes	94	365	269	845
Net income	$382	$925	$1,333	$2,279
Earnings per share, basic	$0.14	$0.35	$0.49	$0.85
Earnings per share, diluted	$0.14	$0.35	$0.49	$0.85
Weighted average shares outstanding, basic	2,697,674	2,690,220	2,694,487	2,690,220
Weighted average shares outstanding, diluted	2,712,549	2,690,537	2,705,357	2,690,379

VIRGINIA NATIONAL BANKSHARES CORPORATION

Financial Highlights

(dollars in thousands, except share data)

(UNAUDITED)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
Per Share Data:
Earnings per weighted
average share	$0.14	$0.16	$0.19	$1.72	$0.35
Weighted average shares
outstanding	2,697,674	2,695,386	2,690,320	2,690,287	2,690,220

Actual shares outstanding	2,699,836	2,695,386	2,690,320	2,690,320	2,690,220
Book value per share
at period end	$22.28	$22.19	$21.90	$21.54	$19.97

Performance Ratios:
Return on average assets	0.30%	0.35%	0.40%	3.67%	0.75%
Return on average equity	2.57%	3.03%	3.48%	33.94%	7.16%
Net interest margin (FTE)[1]	3.02%	3.08%	3.17%	3.15%	3.23%
Efficiency ratio[2]	89.15%	89.75%	87.37%	60.32%	74.74%

Capital Ratios:
(Ratios are period end, unless stated otherwise)
Tier 1 leverage ratio	11.77%	11.81%	11.67%	11.86%	11.22%
Total risk-based capital ratio	18.72%	18.76%	18.66%	18.00%	16.33%

Asset Quality:
Allowance for loan losses:
Beginning of period	$3,157	$3,373	$3,360	$3,454	$3,547
(Recovery of) provision for loan losses	-	(118)	-	(105)	-
Charge-offs	76	108	2	-	106
Recoveries	(13)	(10)	(15)	(11)	(13)
Net charge-offs (recoveries)	63	98	(13)	(11)	93
End of period	3,094	3,157	3,373	3,360	3,454
Nonaccrual loans	369	495	481	367	375
OREO	1,507	2,248	2,267	2,372	2,550
Total nonperforming assets	1,876	2,743	2,748	2,739	2,925
Nonperforming assets as a % of total assets	0.37%	0.54%	0.51%	0.53%	0.60%
Nonperforming assets as a % of total loans
plus other real estate owned	0.64%	0.93%	0.93%	0.91%	0.97%
Allowance for loan losses
to total loans	1.07%	1.08%	1.15%	1.12%	1.16%
Non-accruing loans to
total loans	0.13%	0.17%	0.16%	0.12%	0.13%
Annualized net charge-offs (recoveries)
to average loans	0.09%	0.13%	-0.02%	-0.01%	0.13%

1 The net interest margin is reported on a fully tax equivalent basis (FTE).

2 The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of fully tax equivalent (FTE) net interest income and non-interest income. The computation for prior periods, with the exception of September 2013, reflects the net interest income adjustment for the tax equivalence of tax exempt securities. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

Virginia National Bankshares Corporation Contact:	Ronald E. Baron, EVP & CFO
434-817-8510